December 16, 1998

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

I am a certified public accountant, licensed by the State of Nevada. I make this statement with the understanding that it will be filed with a Form 10-SB for Integrated Carbonics Corp. I performed an audit for PLR, Inc. (later known as Integrated Carbonics Corp.) for the years ended December 31, 1996, 1995, and 1994. I issued an Independent Auditors' Report, concerning those periods, on November 10, 1997, including a Balance Sheet, Statement of Operations, Statement of Stockholders' Equity, and Statement of Cash Flows, together with Notes to those Financial Statements. At the time of this audit, the company was a development stage company whose business plan was to find a merger partner.

The Company later needed an audit for the period January 1, 1997 through November 10, 1997, for purposes of a Private Offering of its common stock. The Company decided to use another auditor for this purpose. This change was not due to any dispute or disagreement concerning the previous audit, but was made because of my preference to audit companies in their developmental stage.






/s/ Barry L. Friedman
Barry L. Friedman
Certified Public Accountant